Exhibit 10.2

License Agreement

between

AC Engineering Ltd.

11 Netivei Am

Jerusalem, Israel 97552

hereinafter referred to as

“AC”

and

NanoVibronix Inc.

105 Maxess Road, Suite S124

Melville, NY 11747

hereinafter referred to as

“NV”

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COMPANY CONFIDENTIAL

This License Agreement (the “Agreement”) is made and entered into this 11th day of December 2011 (the “Effective Date”) by and between NanoVibronix Inc., located at 105 Maxess Road, Suite 5124, Melville, NY 11747 , and its affiliates, (“NV”), and AC Engineering Ltd. an Israeli Company, located at 11 Netivei Am, Jerusalem, Israel 97552 (“AC”).

WITNESSETH:

Whereas, AC represents that it has designed and developed a negative pressure wound treatment product which, in part, is based upon concepts contained in Patents filed by AC and issued by the US Government Patent and Trademark Office and hereinafter listed; and

Whereas NV has designed, developed, and obtained licensing rights to, and/or is in the process of designing, developing , and/or obtaining licensing rights to a wound treatment ultrasound system, a wound instillation system, and wound oxygenation technology, which can be used together with the AC negative pressure wound treatment or separately, and

Whereas NV desires to obtain the right, license and privilege to manufacture, use, sell and lease, in the United States, the aforesaid AC product, including improvements thereon which are made by AC or NV during the term of this Agreement.

Now therefore, in consideration of the mutual agreements herein provided the Parties agree as follows:

Article 1: Definitions

For the purpose of this Agreement, the following definitions shall apply:

1.1	‘Canister’ shall mean the negative pressure wound treatment canister component of the Licensed Product that is covered in whole or part by the Licensed Patent(s) or that is manufactured using the Know-How.

1.2	‘Contract Year’ shall be each sequential twelve (12) month period beginning with the first day of the first month immediately after the Effective Date.

1.3	‘Effective Date’ shall mean the date first set forth above.

1.4	‘Gross Revenues’ shall mean, subject to the last sentence hereof, sale , rental, or other revenues received by NV, or the fair market value of other consideration received by NV, in respect of the sale or lease of Pumps, whether sold separately or as part of an Integrated Product. For the avoidance of any doubt, the term “Gross Revenues” does not include (i) sales tax that NV has to pay or absorb, customs duties, and transportation and insurance charges, if included in the gross sales price and identified on the relevant invoice, and any and all Federal, foreign, State or local taxes (except income tax) incurred by NV, if applicable, on such sales; and (2) amounts refunded or credited for returned goods and fees or commissions paid or payable by NV to distributors. In no event shall the Gross Revenues per each Pump be calculated as less than US$1,000 regardless of the actual revenues received; provided, however, that in the event the Pump Components are sold separately, the Gross Revenues per each Pump Component shall be calculated in accordance with the official NV price list then applicable.

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COMPANY CONFIDENTIAL

1.5	‘Integrated Product’ shall mean any product developed by NV that integrates and/or incorporates as a component thereof the Licensed Product, or any portion thereof,. Except for the Licensed Product, which is part of the Integrated Product, NV shall own all right, title and interest in and to the Integrated Products.

1.6	‘Know-How’ shall mean the Technical Data provided by AC to NV and the Technical Cooperation rendered by AC to NV under this Agreement.

1.7	‘Licensed Patent(s)’ shall mean United States patent number 7,284,965, and/or any other United States patents for any improvements or additions to the ‘Licensed Product’ which are made by AC, as well as additional pending applications as listed in Exhibit D, including all additions, divisions, confirmations, continuations, continuations-in-part, substitutions, re-issues, re-examinations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

1.8	‘Licensed Product’ shall mean the AC negative pressure wound treatment system consisting of the Canister and the Pump, the electronic circuitry and related software, that is described in the Licensed Product Specification attached hereto as Exhibit ‘A’, as well as any modifications or improvements to the Licensed Product made by AC.

1.9	‘Market’ shall mean the United States.

1.10	‘NV Technology’ shall mean NV’s technology, intellectual property, know-how, and trade secrets that it owns and/or has licensed relating to wound treatment systems. For the avoidance of any doubt, the NV Technology does not include the Licensed Product nor the Licensed Patent(s).

1.12	‘Pump’ shall mean the negative pressure wound treatment pump component of the Licensed Product and the Pump Components, that are covered in whole or part by the Licensed Patent(s) or that are manufactured using the Know-How.

1.13	‘Pump Components’ shall mean the charger, cradle, tubing, bleed hole system and carrying case components of the Pump.

1.14	‘Support’ shall mean to replace, use, operate, maintain, repair, assemble, test, calibrate, overhaul, install, and handle the Licensed Product, as well as training and documentation in respect thereof.

1.15	‘Technical Cooperation’ shall mean technical information used in the application of the Technical Data to the manufacture and Support of the Licensed Product conveyed by AC in writing, by verbal communication, or by demonstration or training.

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COMPANY CONFIDENTIAL

1.16	‘Technical Data’ shall mean the manufacturing drawings, specifications, material lists, protocols and results, processes, and component specifications, needed for the manufacture of the Licensed Product.

Article 2: Grant to NV

2.1	AC hereby grants to NV during the term of this Agreement (as set forth in Article 12 below), the following licenses and rights, subject to the limitations of paragraph 2.2 below and all other terms of this Agreement.

(a)	A non-exclusive right and license to use the Know-How for the manufacture and/or Support of the Licensed Product for negative pressure wound treatment applications.

(b)	An exclusive right and license to market, sell lease and/or distribute, whether directly or via dealers, distributors and sales agents, the Licensed Product in and to the Market for negative pressure wound treatment applications.

(c)	An exclusive right and license to sell and/or provide in the Market Support for any Licensed Product sold by NV or its dealers to customers pursuant to this Article 2; and

(d)	A non-exclusive right and license, with the right to sub-license, to design, develop, and implement modifications, improvements, and derivate works of the Licensed Product for negative pressure wound treatment applications.

(e)	A non-exclusive right and license to integrate and/or incorporate the Licensed Product with NV products to create Integrated Products, and to market, sell, lease, and/or distribute such Integrated Products in the Market.

(f)	A license under any and all Licensed Patents insofar as such license is required to exercise the rights and licenses specified in paragraph 2.1 [a], [b], [c], [d], and [e] of this Article 2.

2.2	The rights and licenses granted to NV above are limited to the manufacture, marketing, sale, lease, distribution, and Support of the Licensed Product solely for negative pressure wound treatment applications, with all other applications and markets being expressly reserved to AC’s exclusive control. NV shall be entitled to place its markings, logo and/or symbol on the products covered under sub-article 2.1 above. NV shall not be liable if Licensed Product sold by it for uses permitted to NV hereunder are in fact used subsequently for a different purpose not authorized by NV.

2.3	NV shall be entitled to grant sublicenses under this Agreement for purpose of using third-party subcontractors for the purpose of manufacturing, marketing, selling, leasing, distributing and supporting the Licensed Products, subject to notifying AC of each such sub-license and sub-contract.

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COMPANY CONFIDENTIAL

Article 4: AC Representations and Warranties

4.1	AC represents as follows:

(a)	That it is the sole owner of all right, title and interest in and to the ‘Licensed Product’ and the Licensed Patent(s).

(b)	That AC has not granted any, and that there are no outstanding, options, licenses or agreements of any kind relating to the Licensed Product or the Licensed Patent(s) that conflict with the rights and licenses granted hereunder;

(c)	That AC has the full right, power and authority to enter into this Agreement and to grant the rights and licenses herein granted and;

(d)	That AC has received no notice and has no knowledge that the Licensed Product or the Licensed Patent(s) infringe any intellectual property rights of any third party, including the claims of any patent or rights of another party.

(e)	That AC has received no notice and has no knowledge of any existing or threatened litigation concerning the Licensed Product or Licensed Patent(s). AC shall promptly notify NV in writing upon becoming aware of any threatened litigation challenging the validity of the Licensed Patent(s);

(f)	That there is no pending or threatened interference, re-examination, opposition or other proceeding or challenge relating to or involving the validity of, scope of, or AC’s ownership of, the Licensed Patent(s).

4.2

(a)	AC warrants that the Know-How to be furnished to NV under this Agreement, in writing, is identical to the Know-How which AC uses for the manufacture and Support of the Licensed Product, and shall comprise the know-how required to manufacture and Support the Licensed Product. AC shall correct any non-conformity with this warranty within thirty (30) days of receiving notice of such non-conformity.

(b)	AC warrants that the Licensed Product will perform substantially in accordance with the specifications set forth in Exhibit A attached hereto, as same may be modified from time to time by AC to reflect improvements or other modifications to the Licensed Product.

(c)	Any warranties or other undertakings given by NV to third parties in respect to the Licensed Product shall in no way obligate AC.

(d)	The warranties detailed in this Article 4.2 are in lieu of all other warranties, expressed or implied including any implied warranty of merchantability or fitness for a particular purpose.

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COMPANY CONFIDENTIAL

Article 5: Technical Data and Technical Cooperation

5.1	Within forty-five (45) days of the Effective Date, AC shall provide NV with all of the Technical Data necessary for NV to manufacture and Support the Licensed Product.

5.2	AC agrees that during the term of this Agreement it will exercise commercially reasonable efforts to assist NV in implementing the Technical Data provided hereunder. AC will not receive additional compensation for such assistance, except for pre-approved air fare and accommodation expenses for AC and any AC personnel or consultants assisting AC in such effort. Any such activity of AC shall be as an independent contractor, and neither AC nor any such consultants or personnel assisting AC shall be deemed employees of NV for any purpose.

5.3	AC will exercise its commercially reasonable efforts to design and implement improvements to Licensed Product requested by NV within twelve (12) months of the Effective Date of this Agreement. Any failure to achieve any such requested improvement shall in no way derogate from the rights and obligations of the parties hereunder as to the Licensed Product herein originally defined.

5.4	Notwithstanding anything to the contrary herein, NV is aware that (i) the Pumps and Canisters for the Licensed Product, and their related tooling and Technical Data, may require additional work and qualification to bring them to full-scale production status, and (ii) specific test equipment for the production line or multi cavity molds for reducing product cost may be required. NV will undertake all of the above described work at its own cost and risk, and AC will provide all requested support on the terms of Paragraph 5.2 above, and AC will make the tooling in its possession available to NV for production of Pumps and Canisters.

5.5	NV agrees to (i) use reasonable commercial efforts to subcontract the establishment of a production line for the Licensed Product, as soon as practicable, in accordance with Exhibit B hereto, and (ii) sell to AC Licensed Product manufactured by NV upon AC’s request. The price to AC for such Licensed Product shall be determined under the terms of Exhibit C hereto.

Article 6: Governmental Approvals

6.1	NV will be responsible for obtaining the necessary government or agency approvals, including without limitation FDA and CE approvals, and will make reasonable commercial efforts to obtain the approvals required for the manufacture, sale, use and Support of the Licensed Product in the Market. NV shall be responsible for all costs related to that effort. AC shall, pursuant to the terms of Paragraph 5.2 above, cooperate with NV in obtaining such approvals. NV will also be responsible for the payment of all expenses associated with the preparation and development of all materials data and testing necessary for obtaining such approvals. NV shall supply to AC copies of all documentation and/or presentations submitted or made to the FDA or with respect to the CE approval process within 30 days of their submission or presentation to the FDA or other related agency. Upon the expiration or termination of this Agreement for any reason other than breach by AC, NV will assign all of its rights to any such FDA or CE approvals to AC.

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COMPANY CONFIDENTIAL

Article 7: Compensation

7.1	NV shall pay AC (i) a royalty of five percent (5%) on Gross Revenues as well as (ii) a royalty of seventy cents ($0.70) per Canister sold or leased by NV to a third party.

7.2	As an advance on the payments due to AC under 7.1 above, NV shall pay AC an advance royalty payment to AC of US$75,000 (seventy-five thousand US dollars) as soon as FDA 510(K) listing is obtained. From each future royalty payment, NV shall withhold an amount equal to fifty percent (50%) of the royalty payment until the advance royalty payment is fully recouped. Additionally, if by the end of the initial term of this Agreement (as set forth in Article 12 below), AC has not received in royalty payments a minimum of US$150,000 then NV will, at the end of said initial term, pay to AC the difference between US$150,000 and the royalties actually paid.

7.3	The royalties payable under sub-article 7.1 shall be calculated quarterly [i.e. for the quarterly periods ending on, 31 March, 30 June, 30 September, and 31 December during the term of this Agreement, relating to the quarters of NV’s business year, starting on January 1 of each year Payment shall be made within ten (10) days of receipt of an invoice from AC. Within forty-five (45) days of the end of each quarterly period, NV shall provide AC with a report setting forth the number of units of Licensed Product sold or rented by NV during the preceding quarter and the Gross Revenues received by NV in said preceding quarter. In the event of a delay in excess of fourteen days in the payment of any sums due to AC, interest will be due on said late payment to the date of actual payment at a rate of one-half percent (0.5%) per month from the date on which payment is due [i.e. thirty days after receipt of invoice]. Any delay in payment in excess of thirty (30) days will be deemed a breach of this Agreement and will entitle AC to terminate this Agreement by written notice to NV pursuant to Article 12.2[B] below, whereupon the provisions of paragraphs 13.2, 13.3, 13.4, 13.5 and 13.6 of Article 13 below shall apply. NV will add to all the payments under paragraphs 7.1, 7.2, and/or 7.5 any VAT applicable to such payments.

7.4	NV agrees to keep accurate books of accounts to enable the royalties payable hereunder to be determined, as well as to determine the manufacturing cost of Licensed Products sold to AC, and further agrees that such books of accounts shall be available for examination, not more frequently than once in any twelve (12) month period, by a certified public accountant appointed by AC, during reasonable business hours upon prior reasonable notice, to the extent necessary to verify the reports, records and payments provided for herein. The public accountant has to be acceptable to NV. NV shall be required to keep such books of accounts for no less than three (3) years from the time of making them.

7.5	NV shall pay to AC all sums payable under the terms of this Agreement in US dollars. All payments due by NV to AC shall be made free and clear, and free of any assessments or other charges; provided, however that NV may deduct from payment any income tax or tax of a similar nature imposed by any governmental taxing authority on the income of AC from such payment and actually paid by NV for the account of AC, and NV shall furnish to AC tax withholding certificates as evidence that such tax payments have been made on AC’s behalf to the applicable taxing authorities.

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COMPANY CONFIDENTIAL

Article 8: Patents

8.1	NV agrees that the ‘Licensed Product’ shall bear a patent notice as required by the applicable patent numbers relating to the marking of patent articles. AC agrees to advise NV of the applicable patent numbers. Pending the issuance of any applicable patents, each item of ‘Licensed Product’ or its package will be marked ‘Patent pending’.

Article 9: Improvements

9.1	NV may make improvements to the Licensed Product, and in such case NV shall own all intellectual property rights to such improvements. With regard to Licensed Products manufactured by NV for AC, any changes made to the Licensed Product or to the tooling are subject to AC’s approval, which approval shall not be unreasonably withheld or delayed.

9.2	In the event NV makes any improvements to the Licensed Product, NV will inform AC within thirty (30) days of its implementation by NV and provide a copy of the corresponding data and/or know-how accordingly. AC shall have the right, at no charge to AC, to obtain a license to use such improvements to the Licensed Product solely to make, use, sell and lease Licensed Product in the markets reserved to AC hereunder for the Licensed Product during the term of this Agreement.

9.3	For the avoidance of any doubt, NV shall retain all right, title, and interest in and to the NV Technology and all NV products designed, developed, or produced using the NV Technology. Nothing herein shall be construed as granting AC a license to the NV Technology, nor to any products designed, developed or produced using the NV technology.

Article 10: Indemnification

10.1	Indemnification by NV. NV will defend against any claim by any third party against AC for damages incurred as a result of an injury, illness or death of any person which is caused by a manufacturing defect in the Licensed Product manufactured and sold by NV, and indemnify AC against all costs, damages, losses, liabilities and expenses (including attorneys’ fees and costs) awarded against AC by a court of competent jurisdiction, or agreed to in a written settlement agreement signed by NV arising out of such claim.

10.2	Indemnification by AC. AC will advance fifty percent (50%) of NV’s defense costs and assist NV’s counsel at NV’s request in the defense of any claim by any third party against NV that the Licensed Product or the Licensed Patent(s) infringe any intellectual property rights of another, and in the event of an adverse judgment indemnify NV against all costs and expenses incurred (including attorneys’ fees and costs) and against all damages, losses, liabilities and expenses (including attorneys’ fees and costs) awarded against NV by a court of competent jurisdiction, or agreed to in a written settlement agreement signed by AC, arising out of such claim.

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COMPANY CONFIDENTIAL

10.3	Enjoinment of Use. If a final judgment or administrative ruling is obtained enjoining or charging for the use of the Licensed Patent(s) or the Licensed Product as a result of a violation or infringement of intellectual property rights of another, AC shall at its expense procure the right to continue using the Licensed Patent(s) and Licensed Product. If the aforementioned obligation cannot be accomplished by AC on a commercially reasonable basis, in the event that an injunction prevents further sale or use of the Licensed Product, AC may terminate this Agreement and in such event AC shall refund to NV all fees and royalties paid by NV to AC hereunder with regard to Licensed Products sold by NV prior thereto as to which NV is required to refund payments.

10.4	If either party receives a written claim for damages allegedly caused by Licensed Product, such party shall promptly, and in any case within thirty [30] days thereafter, give notice of such possible claim to the other party, and shall cooperate fully with the other party in the defense of all such claims. The giving of such notice promptly shall be a condition precedent to the right of indemnification hereunder. No settlement or compromise entered into without its prior written consent shall bind a party hereto or be used in any way as evidence by one party hereto again the other.

Article 11: Proprietary and confidential Nature of ‘Know-How’

11.1	All Know-How to be supplied by AC to NV under the terms of this Agreement shall remain the property of AC. NV shall acquire no rights, title or interest in any said Know-How, except as herein specifically licensed, and, except as provided for in this Article, the Know-How will be used by NV only to exercise the rights granted hereunder. For clarity sake and without derogating from the provisions of the preceding sentence, NV shall not use any Know-How in the design, development, test, manufacture or Support of any product except as expressly granted the right to do so under sub-article 2.1 above.

11.2	Except as provided in this paragraph and elsewhere in this article, NV will not disclose, either intentionally or negligently, any such Know-How nor will it permit any such Know-How to be disclosed to or be acquired by anyone; provided, however, that NV may disclose such Know-How (i) to suppliers, contractors, and consultants solely to the extent necessary to exploit the rights and licenses granted hereunder, and (ii) to dealers, distributors, sales agents, bona fide customers, and potential customers as may be necessary for any sales or maintenance program, but in no event shall such disclosures in the context of a sales or maintenance program include manufacturing information and techniques. Any such disclosures to customers will be accompanied by a statement restricting the use of such information for maintenance and repair purposes. NV may disclose the Know-How, including manufacturing information and techniques to its suppliers and subcontractors, but in such cases such disclosures shall be limited to the specific needs and purposes of the contract between NV and such suppliers or subcontractors and the use of Know-How disclosed will be limited for said specific needs and purposes. . At the termination of this Agreement all production tooling, test equipment, jigs and molds created pursuant to the Know-How will be transferred at no charge to AC.

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COMPANY CONFIDENTIAL

11.3	The non-disclosure agreement entered into by the parties on November 10, 2011 shall remain in effect and continue to govern the disclosure of confidential information by one party to the other.

Article 12: Duration of Agreement

12.1	The Agreement shall be effective as of the Effective Date, and the initial term of this Agreement shall extend until two years (2) years from the receipt by NV of FDA approval for the Licensed Product or three (3) years from the ‘Effective Date’, whichever period expires earlier. In the event that during the initial term NV sells at least 3,500 units of Pumps in the Market, then the term of this Agreement will automatically extend for an additional three (3) years (the “Extended Term”), provided however that during the Extended Term the rights under Paragraphs 2.1 (B) and (C) shall be on a non-exclusive basis. At the end of said Extended Term, this Agreement shall automatically renew for successive renewal periods of twelve (12) months each provided that NV sells at least 1,000 units of Pumps in the Market during the preceding renewal period. Thereafter, the Agreement will continue to renew automatically each year unless one party provides the other party with prior written notice of non-renewal at least sixty (60) days before the expiration of the then-current term. In the event this Agreement expires upon the expiration of the initial term, subject to the terms of paragraph 12.4 below, the licenses and rights granted to NV and AC hereunder shall be of no further force or effect.

12.2	This Agreement and the rights of the party hereunder forthwith may be terminated:

(a)	by mutual consent of the parties in writing, or

(b)	by thirty (30) days prior written notice by AC to NV, in accordance with the provisions of sub-article 7.3 of Article 7 above, if such delay in payment shall continue un-remedied during such notice period, or

(c)	by thirty (30) days prior written notice by one party to the other party if said other party shall create or suffer to exist any material breach of any of the terms or conditions of this Agreement, which shall continue un-remedied during such thirty (30) day notice period,

(d)	by AC at its discretion, should NV fail to attain FDA and CE approvals within two (2) years of the Effective Date or at any other time should NV be prevented from distribution of Licensed Product, as a result of FDA sanctions, for a period of at least 150 days.

12.3	The exercise by either party of any rights of termination pursuant to paragraph 12.2 of this Article 12 shall not affect AC’s right to be fully paid any royalties or other accrued payment obligations which accrued prior to or after said termination, except if termination is due to the breach of AC.

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12.4	Upon expiration or termination of this Agreement, NV shall have the right to complete and service orders previously contracted for and to accept orders based on binding offers mailed prior to the effective date of termination or expiration. In the event NV shall complete such orders, it shall be obliged to continue to pay AC royalties therefore, as provided in Article 7.

12.5	The provisions of Articles 10 and 11 shall survive the termination or expiration of this Agreement. NV shall, in the event of the expiration or termination of this Agreement, return to AC all Technical Data received or reproduced under this Agreement which are in a form suitable for transmittal, and shall destroy all other such data, and shall cease the use of the Know How and of the special tooling used in the manufacture of the Licensed Product, and shall discontinue the manufacture and sale of the Licensed Product. Excluded from above restrictions are any and all data, know-how, and measures which are necessary to enable NV to fulfill its guarantee, service and repair obligations vis-a-vis all customers using previously sold Licensed Products. Additionally, at AC’s request, NV shall transfer to AC all tooling and production jigs, test equipment and fixtures in the Licensed Product production line of NV.

12.6	Nothing contained herein shall be construed to grant any rights to NV, or to any person, firm or corporation claiming under NV, other than the rights specifically set forth in this Agreement.

12.7	Should AC desire to accept an offer from a third party to purchase (i) all or substantially all of the intellectual property rights of AC in the Licensed Patent(s) or Licensed Products, or (ii) all or substantially all of the stock or assets of AC, NV shall have the right of first refusal to make such purchase from AC on the same terms as offered by such third party. AC will promptly notify NV in writing upon the receipt of any such offer, and for this purpose, NV will have 30 days from NV’s receipt of written notice of such offer to exercise this right, and agrees to purchase the intellectual property, stock, or assets, as the case may be, on such terms, within 30 days from NV’s notice that it will be exercising its right of first refusal, whereupon NV will be required to make payment of the purchase price in accordance with such third party offer or this right will terminate.

Article 13: Intentionally Left Blank

Article 14: Remedies

14.1	In the event any of the representations or warranties by AC under Article 4 are breached or prove to be untrue or if third parties successfully prosecute a patent infringement action against NV and/or AC regarding the ‘Licensed Product’, then AC will be responsible for the judgment in such case.

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14.2	Notwithstanding anything to the contrary in the foregoing provisions of Article 14, in no event will either party be liable for any indirect, incidental or consequential damages of any kind to the other party or otherwise.

14.3	Except with regard to a breach of confidentiality, breach of the Article 4 representations and warranties, infringement of intellectual property rights, or a party’s indemnification obligations pursuant to Article 10 above, either party’s total liability to the other party under this Agreement shall be limited to the payments paid or payable by NV to AC during the twelve-month period preceding the interposition of the claim.

Article 15: Notices

Any and all notices, payments or statements required under this Agreement shall be made in writing and addressed as follows:

NanoVibronix Inc.

105 Maxess Road, Suite S124

Melville, NY 11747

AC Engineering

11 Netivei Am

Jerusalem, Israel 97552

Article 16: Miscellaneous

16.1	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement.

16.2	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force, without being impaired or invalidated in any way.

16.3	Execution of Documents. Each party agrees to execute and deliver such other documents and instruments and to take such further actions as may be reasonably necessary to fully carry out the intent and purposes of this Agreement.

16.4	Headings. The headings contained in this Agreement have been inserted for convenience only, and in no way define or limit the scope or interpretation of the Agreement.

16.5	Governing Law and Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Israel. Any claim by any Party against the other Party hereunder shall be brought exclusively in the courts of the State of Israel.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AC Engineering Ltd.
By:	/s/ Carmeli Adahan
Name:	Carmeli Adahan
Title:	CEO
Date:	December 11, 2011

NanoVibronix Inc.
By:	/s/ Harold Jacob
Name:	Harold Jacob
Title:	President
Date:	December 10, 2011

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Exhibit A

Licensed Product Specification

Performance Specification for the AC NPWT pump:

1.	Reach and maintain one of selectable 6 vacuum levels: 50, 75,100,125,150.175 mm. Hg.
2.	Vacuum levels are to be maintained at ±10mm. Hg.
3.	Attaining the selected vacuum level is indicated by a double audible beep.
4.	Vacuum levels are to be maintained when leakage is between 50 and 350 ml/minute. (Hypodermic needles 26G for max. leakage 27G x 1/2" for minimal leakage).
5.	At steady state the system should draw no more than 250 ma current.
6.	When a line occlusion exists, the motor speed should be reduced to 30 RPM If vacuum keeps rising the pump should shut down and an alarm should sound, together with the occlusion LED lighting up.
7.	If the motor exceeds 300 RPM and the desired vacuum level is not obtained within 30 seconds a leakage alarm and LED are activated and the system is shut down.
8.	When the charger is plugged in for charging the charge LED is on and a beep is sounded when charge begins. Charger disconnect during operation will result in an audible BEEP.
9.	At end of battery charge charger LED will change color.
10.	Low battery alarm and LED light start when battery voltage drops below 6.5 VDC.
11.	Intermittent mode switch results in the pump operating 5 minutes on and 2 minutes off, with intermittent LED on at all times. Pressing intermittent switch during operation stops intermittent mode.
12.	All key depressions respond to 2 second key activation. Exception is the alarm silence switch, which responds with no delay.
13.	Initial vacuum level at start is always 50 mm Hg. After reaching 175 mm Hg. setting, depressing vacuum level switch will revert setting to 50 mm Hg.
14.	When vacuum level is being reduced motor is rotated at minimal speed to obtain vacuum reading.
15.	When canister is full liquid blocks the filter — alarm and LED should activate and motor will stop.
16.	Alarm silence key activation stops the audible alarm for 30 seconds.

AC vacuum drainage system user instructions:

Press to turn suction on/ of

-	Obtain desired vacuum level by pressing the mm/hg key
-	Alarm will sound when leak is present for more than 15 seconds
-	A double signal indicates vacuum level reached
-	System may operate either upright or laying down.
-	Keyboard will lock after 5 minutes or by pressing the key button.

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Exhibit B

Production Line and Related Tasks Required of NV

A part of the Agreement, NV shall take full responsibility for establishing and maintaining, either directly or through subcontractors, a production line for the manufacture of Licensed Products.

Establishing and maintaining a production line that shall include the following roles and responsibilities:

1.	Procurement - handle procurement process including: finding and negotiating with potential suppliers, placing components' purchase orders, etc.
2.	Shipping and handling components from the relevant supplier to NV warehouse
3.	Inventory - maintaining sufficient inventory to meet purchase orders and forecasts, submitted by AC.
4.	Managing the production process, either directly or through subcontractors, of the following elements: Silicone parts, Plastic components, Electronic circuit board and its components, with attention given to long-lead items.
5.	Assembling - responsibility of assembling the Licensed Product from components to sellable product.
6.	Quality Assurance - Implementing automatic Quality Assurance tests for all assembled elements separately (Pump, Canister) as well as Quality Assurance tests of the entire assembled product.
7.	Packing — For AC's orders, packaging according to AC requirements, with AC assuming the cost of such packing.
8.	Shipping or preparing for pickup.
9.	Maintain ISO 9001 certification.

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Exhibit C

Production Pricing and Special Terms

The price of Licensed Product from NV to AC shall be the NV direct production costs (i.e., material costs plus per produced unit direct labor per produced unit for manufacturing through FAT, plus a G&A load which will not exceed 10% of the combined material and direct labor costs (the "G&A Load"), plus a 10% profit margin thereon. Every six months the parties shall review the pricing to determine any reduction in costs due to learning curves or improvements in product and technology and adjust the price accordingly.

The Licensed Product which NV will manufacture for AC will be provided initially within four (4) months from date of order, and then after six (6) months the lead time will be reduced to 3 months, all provided that NV has an active production line. In the event the capacity of the NV production line is insufficient to meet both NV's market requirements and the orders from AC, then until NV expands that capacity, AC will be entitled to at least 30% of the Licensed Hardware units produced on NV's production Line against AC's orders. On the first of each month, AC will provide NV with a running three-month forecast of its projected needs for Licensed Products over the upcoming three months. NV shall invoice AC for Licensed Product manufactured by NV for AC upon delivery, and AC shall make payment within forty-five (45) days of the date of invoice.

It is understood by NV that the Licensed Product to be delivered to AC may require minor modifications from the NV standard product (such as labeling, packaging, user manuals, and programming) and NV agrees to implement those modifications for AC at cost, plus the G&A Load, plus a 10% profit margin thereon.

AC may continually or from time to time observe the Production process for the Licensed Product upon written notice of at least one week.

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COMPANY CONFIDENTIAL

Exhibit D

Licensed Patents

1 A Compact Vacuum Pump – (JR0040968)
Country	App. No. and Pub No.	Our Ref.	Filed	Patent No.	Date of Grant	Next Renewal	References cited	Status	Next action
International Procedure	PCT/IL02/00661 W003/016719	1452267	12/08/2002				US 5,466,229 US 4,747,843 US 5,173,033 US 4,883,476	Completed
U. S. A.	10/486,940 US 2004-028756	1452291	12/08/2002	7,284,965	23/OCT/2007	23/4/2015	US 5,173,033 US 6,135,725 US5,021,048 US 4,231,722	Granted
USA .-CONT	11/529,388 U52007-0031268	1686468	29/09/2006	7,758,539	20/JUL/2010	20.1.2014	US 4570833 US 4828464 US 5645540	Granted
U.S.A-CONT	11/896,674 US2007-0297924	1774991	05/09/2007	7,918,654	05.04.2011	05.10.2014	US 6315534 US4468222	Granted

The following references were also cited in the Priority application, filed in GB 2124712

EP1045146

EP0494375

US 4842584

US 4798589

US4639245

2 Wound Closure and Drainage System- (JR0046587
Country	App. No. and Pub No.	Our Ref.	Filed	Patent No.	Date of Grant	Next Renewal	References cited	Status	Next action
International Procedure	IL2005/000784 W02007/013049	1615905	24/07/2005				US 2004/064132 US 4,930,997 US 4,661,093 US 2001/029956 WO 03/016719 US 5,645,081 US 2002/151826 US 5,776,119 US 2004/059284	Completed
U.S.A.	11/989,297 US2009-0264837	1797042	24/07/2005				US5941859 US4108574 US20050180868 US4208171 US20040015042 US3516160	In Examination	Office Action received; deadline to respond is 11.1.12 extension possible until 11.4.12

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COMPANY CONFIDENTIAL

3 Suctioning System, Method and Kit - (JR0047730)
Country	App. No. and Pub No.	Our Ref.	Filed	Patent No.	Date of Grant	Next Renewal	References cited	Status	Next action
U.S.A.	11/344,007 2007-0179460	1642628	01/02/2006	7,503,910	11/MAR/2009	17/9/2012	US5370610 US5662599 US6471982 US5636643 US7128735 US 5,370,610+ US 5,662,599+ US 6,471,982+ US 5,636,643+ US 7,128,735+	Granted
International Procedure	IL2006/000855 W02007/013064	1685999	24/07/2006				GB 2,378,734 US 5,419,687 US 2001/029956 DE 10215896 US 2004/199840 US 6,042,560	Completed

4 Suctioning System, Method and Kit - (JR0050306)
Country	App. No. and Pub No.	Our Ref.	Filed	Patent No.	Date of Grant	Next Renewal	References cited	Status	Next action
International Procedure	1L2006/001287 W02007/088530	1710805	08/11/2006				WO 00/02016 DE 2401643 WO 96/05873 EP 0156211 US 6071267 US 2005004534 US 5599333 US 2004039243 US 2003014022 US 3416461 WO 03/016719		Completed
U.S.A.	12/223,473 US2009-0030402	1843192	08/11/2006				WO/02016	In Examination	Office Action received; deadline to respond 13.1.12 extension until 13.4.12

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COMPANY CONFIDENTIAL

5 Vacuum system and kit therefore-(JR0051674)
Country	App. No. and Pub No.	Our Ref.	Filed	Patent No.	Date of Grant	Next Renewal	References cited	Status	Next action
U.S.A. – PROV	60/924,268	1745470	07/5/2007				*	Provisional ended
International Procedure	IL2008000624 W02008/135997	1801463	06/05/2008						Completed
U.S.A.	12/451,335 US20100063483	1957778	06/5/2008					Published	Awaiting first Office Action

6 Wound enclosure - (JR0055047)
Country	App. No. and Pub No.	Our Ref.	Filed	Patent No.	Date of Grant	Next Renewal	References cited	Status	Next action
PCT	IL2009/000618 W02009/156984	1922871	23/06/2009						Completed
U.S.A.	12/999,663 US20110125113	2057650	23/06/2009						Filed

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